UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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POINT BLANK SOLUTIONS, INC
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a revised proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On July 25, 2008, Steel Partners issued the following press release:

Press Release	Source: Steel Partners II, L.P.

Steel Partners Responds to Point Blank's Latest Attempt to Further Postpone the 2008 Annual Meeting
Friday July 25, 4:08 pm ET
Calls Latest Ploy Nothing More Than a Desperate and Unashamed Attempt to Block the Democratic Process and Further Entrench the Current Point Blank Board
Blasts Point Blank Board for Making a Mockery of Corporate Governance and Corporate Democracy

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. responded today to the announcement by Point Blank Solutions, Inc. (OTC: PBSO - News) that it has applied to the Delaware Court of Chancery (the “Delaware Court”) in yet another attempt to further delay the 2008 annual meeting of stockholders.
Point Blank’s 2008 Annual Meeting was originally scheduled to be held on April 22, 2008. On April 8, 2008, the Company unilaterally decided to postpone the 2008 Annual Meeting for four months using a strategic review process as an excuse to further entrench the Point Blank Board and avoid accountability. The Company falsely claimed that Steel Partners had requested this postponement. Steel Partners was left with no choice but to petition the Delaware Court to step in and compel the Company to hold the 2008 Annual Meeting without further delay. On May 20, 2008, Steel Partners and Point Blank entered into a stipulation, which was approved by the Delaware Court, providing that the annual meeting would be held no later than August 19, 2008. Point Blank is now making another last-ditch attempt to delay the 2008 Annual Meeting just a few weeks ahead of its re-scheduled date.

It has now been more than three years since Point Blank held its last annual meeting and only one of the members of the current Board was elected by a vote of the stockholders with the rest having been hand-picked by General Larry Ellis and his cohorts.

“This Board has again proven it will stop at nothing, not even a Delaware Court order, in its enduring efforts to entrench itself and disenfranchise its stockholders,” stated Warren G. Lichtenstein, Managing Member of Steel Partners. “This desperate and unashamed attempt to further delay the annual meeting should therefore have come as no surprise.”

Mr. Lichtenstein continued, “It is time for stockholders to be heard. This Board continues to make a mockery out of corporate governance and corporate democracy. We only wish the Board and management would focus their energy and resources as much on improving the Company’s performance as they have been on coming up with ways to delay the annual meeting and disenfranchise stockholders.”

Steel Partners also finds it ironic that the Point Blank Board falsely claims that Steel Partners’ interests are adverse to those of other stockholders when, in fact, Steel Partners is seeking to protect the interests of all stockholders from a Board and senior management team that has little personal stake in the Company and that continues to reward themselves with large payouts in spite of disastrous performance. The Board awarded CEO Larry Ellis more than $3 million in compensation in 2007, despite having overseen marginal sales growth, shrinking profitability and poor performance. In the past 12 months alone, the Company’s stock has fallen almost 55%. Stockholders should ask themselves whose interests the current Board is really trying to protect.

About Steel Partners II, L.P.

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Contact:

Steel Partners
Jason Booth, 310-941-3616

Source: Steel Partners II, L.P.